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                                                                   EXHIBIT 10.29

                  WE-COMMERCE(TM) NETWORK SERVICES AGREEMENT

THIS WE-COMMERCE(TM) NETWORK SERVICES AGREEMENT ("Agreement") is entered this third day of March 2000, by and between Mercata, Inc., a Delaware corporation ("Mercata"), and Football Northwest LLC, a Washington limited liability company ("FNW").

                                   RECITALS

     A. FNW owns certain sponsorship rights related to the National Football League Franchise for the Seattle Seahawks. In connection with those sponsorship rights, FNW operates a Web site on the World Wide Web (the "Web") at www.seahawks.com (the "FNW Web site").

     B. Mercata, Inc. ("Mercata") is an electronic commerce company, offering certain merchandising and group buying services through its proprietary We-Commerce technology and proprietary PowerBuy(TM) group purchases and its www.mercata.com Web site (the "Mercata Web site"). Mercata offers others access to these services through its proprietary We-Commerce Network.

     C. The parties wish to link the FNW Web site to Mercata's We-Commerce Network.

     Therefore, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENT
                                   ---------

1. We-Commerce Network. "We-Commerce Network" means the network of Web sites through which Mercata offers its proprietary PowerBuy method of group purchasing.

2. Platform Store. Mercata shall create a new Web site to be hosted and served by Mercata on its computer systems and servers and maintained by Mercata (the "Platform Store"). The Platform Store shall have a look and feel similar to and consistent with the FNW Web site, as illustrated in the site design mock-ups attached hereto as Exhibit A-1; provided that Mercata shall at all times retain all control over the look and feel of the Platform Store, the format of content on and the placement of Merchandise within the Platform Store, the timing and structure of particular PowerBuy group purchases, and other issues related to the Platform Store. Commencing on the Launch Date and continuing thereafter during the term of the Participation Agreement, all links from the FNW Web site to Mercata shall be to the Platform Store.

3. Launch Date. "Launch Date" shall mean the date the Platform Store is operational and available on the Web. The estimated Launch Date is March 10, 2000. Mercata shall have no liability for any failure of the Launch Date to be earlier than the estimated Launch Date.

4. Linking to the Platform Store. FNW shall link the FNW Web site to the Platform Store using graphical links provided by Mercata (the "Mercata Graphical Links"). Mercata shall also have the right, but not the obligation, to provide links between the Platform Store and various sites comprising the We-Commerce Network (the "Network Links"). The Network Links, in any, shall be developed by Mercata, may be graphical or text links and may contain Client Content.

5.   Term and Termination.

     (a) Term. Unless terminated earlier as provided in this Agreement, this Agreement shall remain in effect for ninety (90) days from the Launch Date.

     (b) General Termination Rights. Either party may terminate this Agreement for any reason upon thirty (30) days' prior written notice to the other party

     (c) Termination Upon Default. Either party shall have the right to terminate this Agreement upon a Default by the other party. "Default" shall mean any material breach of any term or condition of this Agreement where such material breach is not cured within fourteen (14) days after receipt by the breaching party of a written notice sent by the non-breaching party identifying the material breach.

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     (d)  Effect of Termination.  Upon the expiration or termination of this
          Agreement, (i) the parties shall return or destroy all Confidential Information of the other party in their possession, (ii) all use of the other party's trademarks, brands, logos, and other materials and information provided hereunder shall cease as promptly as commercially reasonable, (iii) all licenses granted hereunder shall immediately terminate.


6. Publicity. Upon execution of this Agreement, the parties may issue a joint press release regarding this Agreement, the Platform Store and the We-Commerce Network, the terms of which shall be approved by both Mercata and FNW. Thereafter, neither party shall issue any press release or other public statements without the prior written consent of both parties; provided that Mercata shall have the right to generally publicize the existence of the Platform Store and FNW's participation in the We-Commerce Network without FNW's consent, and provided further that in any future state or federal securities filings, Mercata may disclose the terms of this Agreement and identify FNW as a We-Commerce Network participant. Except as specifically provided otherwise in this Agreement, neither party shall use the name, trademarks or service marks of the other party without first obtaining the prior written consent of the other party.

7. License Granted to Mercata. In exchange for the payments described in Paragraph 14, during the term of this Agreement FNW hereby grants to Mercata a non-exclusive, limited license to organize, reproduce, publicly display, distribute and otherwise use the graphics, logos, trademarks, and tradenames provided to Mercata by FNW, including without limitation the materials listed in Exhibit A-2, (collectively the "Client Content"), solely in connection with the Platform Store, the We-Commerce Network, and any related promotional activities. FNW shall promptly notify Mercata, in writing, if it becomes aware of any restrictions or limitations on Mercata's rights to use the Client Content.

8. License Granted to FNW. During the term of this Agreement, Mercata hereby grants to FNW a royalty-free, non-exclusive, limited license to organize, reproduce, distribute and otherwise use the Mercata Graphical Links provided to Mercata by FNW, solely in connection with the Platform Store and any related promotional activities. Mercata shall promptly notify FNW, in writing, if it becomes aware of any restrictions or limitations on FNW's rights to use the Mercata Graphical Links.

9. Ownership of Intellectual Property. FNW understands and agrees that Mercata is the sole and exclusive owner of the Platform Store and all of Mercata's proprietary business methods and technology, including without limitation its PowerBuy method of group buying, its We-Commerce technology, its We-Commerce Network business methods, its We-Commerce Network technology, and any expansions, improvements, or developments related thereto, whether created solely by Mercata, solely by FNW, or jointly by the parties. FNW further acknowledges and agrees that nothing herein shall create a license of Mercata's proprietary business models, methods or technology.

10. Ownership of Data. All information collected in connection with the Platform Store or the We-Commerce Network, including without limitation any personal or other information collected from any customer of the Platform Store or the We-Commerce Network, the number, amount and frequency of PowerBuy offers (whether on particular products or in the aggregate), and all individual and aggregated data and pricing curves obtained from PowerBuy group purchases and the We-Commerce Network shall be the trade secrets of Mercata and the sole and exclusive property of Mercata. Mercata shall have no obligation to share any such information with FNW.

11. Confidentiality. Except as otherwise provided in this Agreement, FNW and Mercata will each hold in confidence and, without the prior written consent of the other, will not reproduce, distribute, transmit, transfer or disclose, directly or indirectly, in any form, by any means, for any purpose, any Confidential Information of the other except for internal use on an as needed basis in connection with the Platform Store and/or the We-Commerce Network. As used herein, the term "Confidential Information" shall mean: (a) the terms of this Agreement; (b) business and technical information relating to the We-Commerce Network, Mercata's We-Commerce technology and/or PowerBuy group purchases; (c) information related to Mercata's operations, strategies, performance, forecasts, and/or finances, including without limitation any information relating to the number, amount, or frequency of PowerBuy offers on particular products or in the aggregate, and (d) any other information that is provided to one party by the other that is confidentially maintained and proprietary to the disclosing party, and particularly any information which derives economic value, actual or potential, from not being generally known to, and not generally ascertainable through proper means by, other persons who can obtain economic value from its disclosure or use. The recipient of Confidential Information will exercise reasonable commercial care in protecting the confidentiality of the other party's Confidential Information. Notwithstanding the forgoing, either party may disclose the terms of this Agreement when required to do so (i) by law or pursuant to any governmental rule, regulation or request, or (ii)

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to any investor or prospective investor or acquirer; provided that the party shall disclose only those terms required to be disclosed. Prior to any disclosure pursuant to (i) above, the party proposing to disclose the terms of this Addendum shall provide the other party prior written notice of such proposed disclosure and an opportunity to seek injunctive or other similar relief preventing or limiting such disclosure. Any disclosure pursuant to (ii) above shall be subject to the terms of a nondisclosure agreement no less strict than the terms of this confidentiality provision.

12. Disclaimer of Warranties. THIS AGREEMENT CONTAINS THE ONLY WARRANTIES, EXPRESS OR IMPLIED, MADE BY MERCATA WITH RESPECT TO THE PLATFORM STORE AND/OR THE WE-COMMERCE NETWORK. ANY AND ALL OTHER WARRANTIES REGARDING THE PLATFORM STORE AND/OR THE WE-COMMERCE NETWORK, EXPRESS OR IMPLIED, ARE EXPRESSLY EXCLUDED AND DECLINED. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE PLATFORM STORE AND THE WE-COMMERCE NETWORK ARE PROVIDED TO FNW "AS IS." MERCATA DISCLAIMS ANY IMPLIED WARRANTIES, IMPLIED PROMISES, AND/OR IMPLIED CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND/OR NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MERCATA SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING (1) THE PROFITABILITY OF THE PLATFORM STORE OR THE WE-COMMERCE NETWORK; OR (2) THE FUNCTIONALITY, PERFORMANCE, OR OPERATION OF THE PLATFORM STORE, THE WE-COMMERCE NETWORK, OR MERCATA'S WEB SITE.

13. Good Faith Negotiations - Mercata agrees in good faith to continue its negotiations and discussions to secure a sponsorship of the Seahawks for the 2000 football season.

14.  Payment.

     a. During the term of this Agreement, Mercata shall pay to FNW five percent (5%) of Mercata's total Gross Revenue (defined below) on sales through the Platform Store, less any amounts not received due to returns, bad debt and/or fraudulent credit/debit transactions relating to such sales (the "Commission"). For purposes of this provision, "Gross Revenue" shall mean the total of all revenue actually received by Mercata on the sale of merchandise through the Platform Store, resulting from customer sessions that originate through a link from the FNW Web site to the Platform Store, minus reasonable shipping and handling charges for the exact item ordered if billed to the user, and any sales tax charged on such sales.

     b. Payments pursuant to this Section shall be made within thirty (30) days of the end of each calendar quarter in which such revenue is received by Mercata. Mercata shall submit with each payment made pursuant to this Section a report of the calculation of each such payment.

     c. - FNW reserves the right to transfer revenue to a third party.

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MERCATA, INC.                                 FOOTBALL NORTHWEST LLC

By_____________________________________       By______________________________________
Printed Name___________________________       Printed Name____________________________
Its____________________________________       Its_____________________________________
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                                                                     EXHIBIT A-1

                        [graphic of Seahawks web page]